                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            AMSOUTH BANCORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                                  March 8,
                                                                  1999

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of AmSouth Bancorporation scheduled for 11:00 A.M., Birmingham, Alabama time, on Thursday, April 15, 1999 at the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, in Birmingham, Alabama. The matters scheduled for consideration at the meeting are described in the attached Notice of Meeting of Shareholders and Proxy Statement.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card as soon as possible. This will not affect your right to vote in person or attend the meeting.

  Also enclosed is AmSouth's 1998 Annual Report to Shareholders which contains additional information about AmSouth, including a financial summary, our letter to shareholders and selected financial data. We believe that this information will be useful and informative regarding the current status of your company.

                                            Sincerely,

                                            [art to come]

                                            C. Dowd Ritter
                                            Chairman, President and Chief
                                            Executive
                                            Officer

AmSouth
    Bancorporation

-------------------------------------------------------------------------------

Post Office Box 11007
Birmingham, Alabama 35288

NOTICE OF MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 15, 1999

TO THE HOLDERS OF SHARES OF COMMON STOCK:

 NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the regular Annual Meeting of Shareholders of AMSOUTH BANCORPORATION will be held in the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue, North, in Birmingham, Alabama, on Thursday, April 15, 1999 at 11:00 A.M., Birmingham, Alabama time, for the purpose of considering and voting upon the following matters:

 1. The election of four directors of Class II to serve for a term of three years until the Annual Meeting of Shareholders in 2002 or until their successors are elected and qualify.

 2. The amendment of AmSouth Bancorporation's Restated Certificate of Incorporation to increase the authorized common stock, $1.00 par value, from 200,000,000 to 350,000,000 shares.

 3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

 Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the meeting.

 Only those shareholders of record at the close of business on February 16, 1999 shall be entitled to receive notice of the meeting and to vote at the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS
March 8, 1999                      Secretary

-------------------------------------------------------------------------------
WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.
-------------------------------------------------------------------------------

                                PROXY STATEMENT
                              DATED MARCH 8, 1999
                            AmSouth Bancorporation
                   P.O. Box 11007, Birmingham, Alabama 35288
                      For Annual Meeting of Shareholders
                         To be Held on April 15, 1999

GENERAL

  This Proxy Statement is furnished on or about March 11, 1999, to the shareholders of AmSouth Bancorporation ("AmSouth" or "the Corporation") in connection with the solicitation of proxies by the Board of Directors of AmSouth to be used in voting at the Annual Meeting of Shareholders to be held on April 15, 1999 and any adjournment or adjournments thereof. If the enclosed Proxy is properly executed and received by AmSouth before or at the Annual Meeting, the shares represented thereby will be voted as specified in the Proxy, but if no specification is made, the shares represented by the Proxy will be voted for the election of all four of the nominees as directors and for the Amendment to the Restated Certificate of Incorporation.

  The person giving the enclosed Proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later written proxy or a written revocation to the corporate secretary of AmSouth, provided such later written proxy or revocation is actually received by the corporate secretary of AmSouth before the vote of shareholders.

  Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited by directors, officers and other employees of AmSouth and its subsidiaries, in person, by telephone and by other means. AmSouth has also retained Morrow & Co., Inc. to assist with the solicitation of proxies for a fee of $6,500 plus the reimbursement of any out-of-pocket expenses incurred. It is possible that Morrow & Co. may be paid additional fees depending upon the services rendered. The cost of preparing, assembling and mailing this Proxy Statement and other materials furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees and other fiduciaries who, at the request of AmSouth, mail material to or otherwise communicate with beneficial owners of the shares held by them, will be paid by AmSouth.

  This Solicitation is made by the Board of Directors of AmSouth.

  The purposes of the Annual Meeting are as set forth in the accompanying "Notice of Meeting of Shareholders." Management of AmSouth does not know of any matters that may be brought before the Annual Meeting other than as described in the Notice of Meeting. If any other matters should properly be brought before the Annual Meeting or any adjournments thereof, the proxies named on the enclosed Proxy Card will vote on such matters in accordance with their discretion.

  The Board of Directors urges that you execute and return the enclosed Proxy as soon as possible and recommends that the shares represented by the Proxy be voted in favor of the election of the four nominees as directors and for the Amendment to the Restated Certificate of Incorporation.

  A copy of AmSouth's 1998 Annual Report to Shareholders accompanies this Proxy Statement. A copy of AmSouth's Annual Report on Form 10-K for the year ended December 31, 1998 will be furnished without charge to any shareholder who requests such report in writing from M. List Underwood, Jr., AmSouth Bancorporation, Investor Relations Department, Post Office Box 11007, Birmingham, Alabama 35288.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Shares of common stock, $1.00 par value per share, are the only authorized securities of AmSouth entitled to vote, and each outstanding share is entitled to one vote. Only holders of record of common stock at the close of business on February 16, 1999 will be entitled to vote at the Annual Meeting. AmSouth is currently authorized to issue up to two hundred million (200,000,000) shares of such common stock. As of February 16, 1999, there were 118,370,558 shares of common stock of AmSouth issued, outstanding and entitled to vote.

  Shareholders who are participants in AmSouth's Dividend Reinvestment and Common Stock Purchase Plan (the "DRP") and/or are AmSouth employees who participate in the AmSouth Thrift Plan will find that the enclosed proxy shows the total of the number of shares held by them in their own names (but not in street name through a broker) and those shares, including fraction of shares, held on their behalf by the agent for the DRP and/or the trustee for the Thrift Plan. Signing and returning the enclosed proxy will allow voting of all shares, incuding those held by the agent and the trustee. Except with respect to the election of directors and any proposal for a merger or other reorganization, the trustee for the Thrift Plan may, in its discretion, under the terms of the Thrift Plan, vote shares for which no directions have been received.

  At February 16, 1999 no person was known to the Management of AmSouth to be the beneficial owner of more than five percent of AmSouth's outstanding common stock other than the Trust Department of AmSouth Bank (see the following table).

  The following tabulation reflects the number of shares of AmSouth common stock (rounded to the nearest whole number) beneficially owned by (i) AmSouth Bank, (ii) each director and nominee for director of AmSouth, (iii) the four most highly compensated executive officers who are not also directors (listed in the table under the heading "Certain Executive Officers") and (iv) the directors, nominees and executive officers of AmSouth as a group.

  All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to receive shares of AmSouth stock instead of cash when the deferred amounts are paid. Therefore, the ultimate value of the amounts deferred will be tied to the performance of AmSouth stock. As of February 16, 1999, the directors as a group held 19,211 shares of such deferred stock. Executive officers of AmSouth may make a similar election to defer receipt of bonuses and to receive shares of AmSouth stock when the deferred amounts are paid. Such stock, whether attributable to deferrals by directors or executive officers, is hereinafter referred to as "Deferred Stock."

                          AmSouth Shares Beneficially Owned(/1/) As of February 16, 1999+
                          -------------------------------------------------------------------------------------------------
                               Sole                    Shared                                            Percent of Total
Person, Group or Entity     Power(/2/)               Power(/3/)              Aggregate                     Outstanding
-----------------------   -----------------        -----------------       -----------------           --------------------
AmSouth Bank+
 (P.O. Box 11426,
 Birmingham, Alabama
 35202)                           5,204,990(/4/)           1,620,994(/5/)          6,825,984(/6/)(/7/)               5.74%
DIRECTORS AND NOMINEES
J. Harold Chandler......             15,462                                           15,462                            *
James E. Dalton, Jr.....              1,272                                            1,272                            *
Rodney C. Gilbert.......              9,966                                            9,966                            *
Elmer B. Harris.........              5,731                    3,043                   8,774                            *
Victoria B. Jackson.....              1,192                                            1,192                            *
Ronald L. Kuehn, Jr.....              8,927                                            8,927                            *
James R. Malone.........              3,719                    4,500                   8,219                            *
Francis A. Newman.......              1,537                                            1,537                            *
Claude B. Nielsen.......              6,333                                            6,333                            *
Benjamin F. Payton......              6,571                                            6,571                            *
C. Dowd Ritter..........            600,791(/8/)              12,889                 613,680                            *
Herbert A. Sklenar......              4,539                    8,615                  13,154                            *
CERTAIN EXECUTIVE
 OFFICERS
Sloan D. Gibson, IV.....            152,576(/9/)               2,839                 155,415                            *
W. Charles Mayer, III...            133,271(/10/)              4,151                 137,422                            *
Candice W. Rogers.......            100,753(/11/)                                    100,753                            *
E.W. Stephenson, Jr.....            142,579(/12/)             16,000                 158,579                            *
Directors, Nominees and
 Executive Officers as a
 group (consisting of 21
 persons)...............          1,546,207(/13/)             52,273               1,598,480                          1.4%

-------
* Less than one percent
+ Amounts and percentage for AmSouth Bank are as of December 31, 1998

Notes

 (1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned under such regulations include shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is divided, where applicable, into two categories: shares as to which voting/investment power is held solely, and shares as to which voting/investment power is shared.

 (2) Unless otherwise indicated in the following notes, if a beneficial owner is shown as having sole power, the owner has sole voting as well as sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power as well as shared investment power. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition. The amounts in this column include (a) 900 shares of restricted stock awarded under AmSouth's Director Restricted Stock Plan to each of directors Chandler, Gilbert, Harris, Kuehn, Malone, Nielsen, Payton and Sklenar, and 600 shares of such restricted stock awarded to each of directors Dalton, Jackson and Newman and (b) shares of Deferred Stock held by the following directors in the amounts (rounded) shown: Chandler--2,478; Dalton--308; Gilbert-- 6,499; Harris--2,196; Jackson--96; Kuehn--2,331; Malone--790; Newman--
     821; Nielsen--1,106; Payton--297; and Sklenar--2,289. For Directors, shares of Deferred Stock are held under the deferred compensation plan for directors and have no voting rights. Some individuals are shown as beneficial owners of shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan. The individual has sole voting power, but no direct power of disposition, with respect to the shares held in the Stock Fund, but can elect to move monies in and out of the Fund and/or change the amount of contributions, thereby affecting the individual's balance in the Fund.

 (3) This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee or executive officer, as to all of which beneficial ownership is disclaimed by the respective director, nominee and executive officer.

 (4) With respect to these shares, AmSouth Bank has sole voting power as to 4,851,382 shares, sole investment power as to 2,329,729 shares, shared investment power as to 2,217,810 shares, no voting power as to 353,608 shares and no investment authority as to 303,843 shares.

 (5) With respect to these shares, AmSouth Bank has shared voting power as to 986,019 shares, no voting power as to 634,975 shares, no sole investment power and shared investment power as to 666,140 shares.

 (6) Includes 1,831,153 shares held by AmSouth Bank as Trustee of AmSouth's Thrift Plan at December 31, 1998.

 (7) Shares reported as beneficially owned by AmSouth Bank are held in various capacities and reflect the amount and percentage reported on Schedule 13G, dated February 16, 1999, as filed with the Securities and Exchange Commission.

 (8) Includes 197,037 shares which could be acquired within 60 days pursuant to stock options, 202,500 shares of restricted stock and 38,308 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

 (9) Includes 61,872 shares that could be acquired within 60 days pursuant to stock options, 27,000 shares of restricted stock, 3,855 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 26,280 shares of Deferred Stock.

(10) Includes 52,338 shares which could be acquired within 60 days pursuant to stock options, 27,000 shares of restricted stock and 833 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(11) Includes 36,054 shares which could be acquired within 60 days pursuant to stock options, 27,000 shares of restricted stock and 1,263 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(12) Includes 51,133 shares that could be acquired within 60 days pursuant to stock options, 27,000 shares of restricted stock and 9,234 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(13) 63,801 of these shares are held by the AmSouth Stock Fund of the AmSouth Thrift Plan, 401,625 of these shares are restricted stock, 513,729 of these shares could be acquired within 60 days pursuant to stock options and 59,337 are shares of Deferred Stock.

  As of February 16, 1999, AmSouth held 16,718,624 shares of its common stock as Treasury shares.

ELECTION OF DIRECTORS

General

  Under AmSouth's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, with the term of office of each class expiring in successive years. AmSouth's Bylaws provide that the number of directors will be fixed from time to time by the vote of two-thirds of the directors then in office who have been elected by the shareholders. The terms of Class II Directors expire at this Annual Meeting. The terms of Class III and Class I Directors will expire in 2000 and 2001, respectively. The Board of Directors is recommending the election to Class II of directors J. Harold Chandler, James E. Dalton, Jr., Elmer B. Harris and James R. Malone. Each of the Class II Directors elected at this Annual Meeting will serve three-year terms expiring at the 2002 Annual Meeting of Shareholders or until his respective successor is elected and qualified, except as provided in the Bylaws. It is intended that unless "Withhold Authority" is noted as to all or some of the nominees, proxies in the accompanying form will be voted at the Annual Meeting for the election of the nominees named below for the term indicated.

  If any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted, unless authorization is withheld, for any substitute nominees in the discretion of the proxies. Management has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

  The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow. Service shown with AmSouth and its subsidiaries may include service with predecessor companies.

                 NOMINEES FOR TERMS EXPIRING IN 2002 (CLASS II)

                                   Offices with
                          Director AmSouth or        Principal Occupation
Name of Director      Age Since    its Subsidiaries  for Past 5 Years           Other Directorships(/1/)
--------------------------------------------------------------------------------------------------------
J. Harold Chandler    49  1995                       Chairman of the Board,     Provident Companies,
                                                     April 1996 to date, and    Inc.
                                                     President and Chief        Herman Miller, Inc.
                                                     Executive Officer,         Storage Technology
                                                     November 1993 to date,     Corporation
                                                     Provident Companies, Inc.
                                                     (insurance company)
James E. Dalton, Jr.  56  1998                       President and Chief        American Oncology
                                                     Executive Officer, 1990 to Resources, Inc.
                                                     date, Quorum Health Group, Quorum Health Group,
                                                     Inc. (hospital ownership   Inc.
                                                     and management company)    Universal Health
                                                                                Realty
                                                                                Income Trust
Elmer B. Harris       59  1989*                      President and Chief        Alabama Power
                                                     Executive Officer, March   Company
                                                     1989 to date, Alabama      Southern Company
                                                     Power Company (public
                                                     utility)
James R. Malone       56  1994                       Managing Director, July    Ametek, Inc.
                                                     1998 to date, Rhone        HMI Industries, Inc.
                                                     Capital LLC (private
                                                     investments); Chairman of
                                                     the Board, December 1996
                                                     to date, and Chief
                                                     Executive Officer, May
                                                     1997 to date, HMI
                                                     Industries, Inc. (producer
                                                     of cleaners for
                                                     residential and commercial
                                                     use and other industrial
                                                     manufactured products);
                                                     Chairman of the Board and
                                                     Chief Executive Officer,
                                                     June 1990 to date, Intek
                                                     Capital, Inc. (private
                                                     investment and business
                                                     management); Chairman of
                                                     the Board, January 1996 to
                                                     February 1997, and
                                                     President and Chief
                                                     Executive Officer, May
                                                     1993 to December 1995 and
                                                     September 1996 to February
                                                     1997, Anchor Glass
                                                     Container Corporation
                                                     (glass container
                                                     manufacturer)

-------
* During the period May--November 1995, Mr. Harris was a board member of a subsidiary bank but was not a member of the Board of the Corporation.

Photo of J. Harold Chandler                Photo of James E. Dalton, Jr.


         J. Harold Chandler                James E. Dalton, Jr.


Photo of Elmer B. Harris                   Photo James R. Malone


         Elmer B. Harris                   James R. Malone

                DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS III)

                                   Offices with
                          Director AmSouth or        Principal Occupation
Name of Director      Age Since    its Subsidiaries  for Past 5 Years           Other Directorships(/1/)
--------------------------------------------------------------------------------------------------------
Ronald L. Kuehn, Jr.  63  1986                       Chairman of the Board,     Dun & Bradstreet
                                                     President and Chief        Corporation
                                                     Executive Officer, April   Praxair, Inc.
                                                     1986 to date, Sonat Inc.   Protective Life
                                                     (diversified energy        Corporation
                                                     holding company)           Sonat Inc.
                                                                                Southern Natural Gas
                                                                                Company
                                                                                Transocean Offshore,
                                                                                Inc.
                                                                                Union Carbide
                                                                                Corporation
Francis A. Newman     50  1997                       Chairman of the Board,     Eckerd Corporation
                                                     February 1997 to date,     JoAnn Stores, Inc.
                                                     Chief Executive Officer,   Jabil Circuit, Inc.
                                                     February 1996 to date, and
                                                     President and Chief
                                                     Operating Officer, July
                                                     1993 to date, Eckerd
                                                     Corporation (retail drug
                                                     company)
C. Dowd Ritter        51  1993     Chairman of the   Chairman of the Board,     Alabama Power
                                   Board, President  September 1996 to date,    Company
                                   and Chief         and President and Chief
                                   Executive         Executive Officer, January
                                   Officer of        1996 to date, AmSouth and
                                   AmSouth and of    AmSouth Bank; President
                                   AmSouth Bank;     and Chief Operating
                                   Director,         Officer, August 1994 to
                                   AmSouth Bank      December 1995, and Vice
                                                     Chairman, July 1993 to
                                                     August 1994, AmSouth and
                                                     AmSouth Bank of Alabama
Herbert A. Sklenar    67  1984                       Chairman Emeritus, June    Protective Life
                                                     1997 to date, Chairman of  Corporation
                                                     the Board, March 1997 to   Temple-Inland, Inc.
                                                     June 1997, and Chairman of Vulcan Materials
                                                     the Board and Chief        Company
                                                     Executive Officer, May
                                                     1992 to February 1997, all
                                                     of Vulcan Materials
                                                     Company (construction
                                                     materials and chemicals
                                                     company)

Photo of Ronald L. Kuehn, Jr.              Photo of Francis A. Newman

Ronald L. Kuehn, Jr.                       Francis A. Newman


Photo of C. Dowd Ritter                    Photo of Herbert A. Sklenar

C. Dowd Ritter                             Herbert A. Sklenar

                 DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS I)

                                  Offices with
                         Director AmSouth or        Principal Occupation
Name of Director     Age Since    its Subsidiaries  for Past 5 Years           Other Directorships(/1/)
-------------------------------------------------------------------------------------------------------
Rodney C. Gilbert    59  1994                       President and Chief
                                                    Executive Officer, January
                                                    1999 to date, RCG
                                                    Consulting, Inc. (general
                                                    business consultant);
                                                    Chairman of the Board and
                                                    Chief Executive Officer,
                                                    March 1998 to October
                                                    1998, Enfinity Corporation
                                                    (HVAC, energy and indoor
                                                    environmental services);
                                                    President and Chief
                                                    Executive Officer, 1993 to
                                                    March 1997, Rust
                                                    International Inc.,
                                                    (provider of engineering
                                                    and environmental and
                                                    infrastructure consulting
                                                    services and other on-site
                                                    industrial and related
                                                    services)
Victoria B. Jackson  44  1997                       President and Chief        Hussman
                                                    Executive Officer, 1977 to International, Inc.
                                                    date,                      Whitman Corporation
                                                    DSS/ProDiesel, Inc.
                                                    (manufacturer and
                                                    remanufacturer of major
                                                    transportation components)
Claude B. Nielsen    48  1993                       President and Chief        Colonial Properties
                                                    Executive Officer, May     Trust
                                                    1991 to date, Coca-Cola
                                                    Bottling Company United,
                                                    Inc. (soft drink bottler)
Benjamin F. Payton   66  1983                       President, Tuskegee        Morrison Health
                                                    University,                Care, Inc.
                                                    1981 to date               Praxair, Inc.
                                                                               The Liberty
                                                                               Corporation
                                                                               Ruby Tuesday, Inc.
                                                                               Sonat Inc.

Photo of Rodney C. Gilbert                 Photo of Victoria B. Jackson

Rodney C. Gilbert                          Victoria B. Jackson


[Photo to come]                            [Photo to come]
Photo of Claude B. Nielsen                 Photo of Benjamin F. Payton

Claude B. Nielsen                          Benjamin F. Payton



NOTES

(1) These are directorships with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF DIRECTORS AS SET FORTH IN THIS PROXY STATEMENT.

Certain Information Concerning The Board Of Directors And Its Committees

  The full Board of Directors met six times during 1998. To assist it in carrying out its work, the Board of Directors has the following standing committees: Audit and Community Responsibility; Executive Compensation; Director Affairs; Finance and Employee Benefits; Strategic Planning; Trust and Investment; and an Executive Committee.

  The membership of the Audit and Community Responsibility Committee currently consists of Directors Herbert A. Sklenar (Chairman), James E. Dalton, Jr., Francis A. Newman and Claude B. Nielsen. This committee is charged by the Board of Directors with several major functions, including the following: to oversee the audit and examination of the financial condition of the Corporation; to consider and review the policies of the Corporation addressing various internal control matters; and to review all significant litigation involving the Corporation. In performing these functions, the committee met four times during 1998.

  The Executive Compensation Committee is currently composed of Directors Ronald L. Kuehn, Jr. (Chairman), J. Harold Chandler, Elmer B. Harris, James R. Malone and Herbert A. Sklenar and met three times during 1998. The committee makes recommendations to the Board regarding AmSouth's overall executive compensation structure, is charged with the administration of AmSouth's executive compensation plans, designates awards for the senior executives on AmSouth's Management Committee under AmSouth's benefit plans and approves new executive compensation plans and amendments to existing plans.

  The current members of the Director Affairs Committee are Directors Rodney
C. Gilbert (Chairman), James E. Dalton, Jr., Victoria B. Jackson, Ronald L. Kuehn, Jr. and Benjamin F. Payton. In addition to reviewing potential nominees and recommending new directors, the Director Affairs Committee is charged with reviewing the structure of the Board and its operation and recommending changes where appropriate. Procedures whereby individual shareholders can submit recommendations of persons to be considered for nomination as a director of AmSouth are described below in the "MISCELLANEOUS INFORMATION" section of this Proxy Statement. The committee met twice during 1998.

  The Finance and Employee Benefits Committee is currently composed of Directors J. Harold Chandler (Chairman), Elmer B. Harris, Victoria B. Jackson and James R. Malone and met four times during 1998. The committee is charged with the responsibility of reviewing and making recommendations concerning AmSouth's dividend policy and the issuance of securities by AmSouth. The committee also approves financial and investment policies, reviews the insurance risk management policy of AmSouth and oversees various aspects of AmSouth's broad-based employee benefit plans.

  The Strategic Planning Committee addresses the mission and strategic plans of AmSouth and significant issues and opportunities that affect that strategy. The committee also reviews AmSouth's plans for succession and management development and the performance of the Chief Executive Officer. The current members of the committee are Directors Benjamin F. Payton (Chairman), J. Harold Chandler, James E. Dalton, Jr., Rodney C. Gilbert, Elmer B. Harris, Victoria B. Jackson, Ronald L. Kuehn, Jr., James R. Malone, Francis A. Newman, Claude B. Nielsen and Herbert A. Sklenar. The committee met twice during 1998.

  The Trust and Investment Committee has general oversight responsibility for the trust and investment activities of AmSouth and its subsidiaries. The committee reviews the audits and the examination reports for the trust and investment business and also reviews reports from Management related to these activities. The current members of the committee are Directors Claude B. Nielsen (Chairman), Rodney C. Gilbert, Francis A. Newman and Benjamin F. Payton. The committee met four times during 1998.

  The Executive Committee has the power to exercise all of the authority of the Board of Directors, to the extent allowed by law, and is specifically given the authority, among other things, to declare dividends. The members of the Executive Committee are the Chairman of the Board and the Chairmen of the other standing committees. The current members of the committee are Directors
C. Dowd Ritter (Chairman), J. Harold Chandler, Rodney C. Gilbert, Ronald L. Kuehn, Jr., Claude B. Nielsen, Benjamin F. Payton and Herbert A. Sklenar. The committee did not meet during 1998.

Director Attendance

  During 1998, all incumbent directors of AmSouth attended at least 75 percent of the total number of meetings of the Board of Directors and meetings of the committees of which they were members.

Section 16(a) Beneficial Ownership Reporting Compliance

  AmSouth is not aware of any instance during 1998 in which directors or executive officers of AmSouth failed to make timely filings required by
Section 16(a) of the Securities Exchange Act of 1934. AmSouth has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

Certain Relationships, Related Transactions and Legal Proceedings

  Certain directors and executive officers of AmSouth and AmSouth Bank, and certain associates and members of the immediate families of these individuals, were customers of, and had loan transactions with, AmSouth Bank in the ordinary course of business during 1998. In addition, certain of the foregoing are or have been executive officers or 10 percent or more shareholders in corporations, or members of partnerships, which are customers of AmSouth Bank and which have had loan transactions with AmSouth Bank in the ordinary course of business. In the opinion of the management of AmSouth Bank, all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and corporations and did not involve more than the normal risk of collectibility or present other unfavorable features. Transactions of a similar nature will, in all probability, occur in the future in the ordinary course of business.

  On September 13, 1996, Anchor Glass Container Corporation ("Anchor") filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Chapter 11 Filing"). At the time of the Chapter 11 Filing, Director James R. Malone was Chairman, President and Chief Executive Officer of Anchor. Upon filing the petition, Anchor sought approval of the Bankruptcy Court for the sale of substantially all of its assets. This sale was approved by the Bankruptcy Court in December 1996 and was consummated on February 5, 1997. Mr. Malone ceased to be affiliated with Anchor in February 1997.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table provides summary information concerning compensation paid by AmSouth and its subsidiaries to its Chief Executive Officer and each of the four other most highly compensated executive officers of AmSouth at December 31, 1998 (hereinafter referred to as the "named executive officers"), for the fiscal years ended December 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------
                                         Annual Compensation               Long Term Compensation
                                  --------------------------------- ------------------------------------
                                                                             Awards            Payouts
                                                                    ------------------------- ----------
                                                          Other                    Securities
                                                          Annual      Restricted   Underlying
                                                       Compensation     Stock       Options/     LTIP       All Other
Name and Principal Position  Year Salary($)  Bonus($)     ($)(1)    Award(s)($)(2) SARs(#)(3) Payouts($) Compensation($)
---------------------------  ---- --------- ---------- ------------ -------------- ---------- ---------- ---------------
C. Dowd Ritter               1998 $700,000  $1,092,000   $174,205     $        0          0      None(4)    $ 83,825(5)
 Chairman, President &       1997 $640,000  $  900,000   $ 76,328     $        0          0                 $ 46,070
 Chief Executive Officer     1996 $600,000  $  720,000   $ 71,618     $2,428,458     71,437                 $ 43,670
 of AmSouth & AmSouth
 Bank
Sloan D. Gibson, IV          1998 $320,000  $  294,400   $ 42,907     $        0          0                 $ 19,200(5)
 Senior Executive Vice       1997 $260,000  $  234,000   $ 26,402     $        0          0                 $ 15,600
 President & Chief           1996 $245,000  $  180,075   $ 35,229     $  647,441     18,955                 $ 14,700
 Financial Officer &
  Finance,
 Commercial &
 Credit Group Head
E.W. Stephenson, Jr.         1998 $320,000  $  291,200   $117,160     $        0          0                 $ 58,174(5)
 Senior Executive Vice       1997 $300,000  $  255,000   $ 35,861     $        0          0                 $ 56,974
 President & Florida         1996 $275,000  $  208,450   $ 50,144     $  647,441     18,955                 $ 44,474
 Banking Group Head
W. Charles Mayer, III        1998 $280,000  $  249,200   $ 50,506     $        0          0                 $ 22,000(5)
 Senior Executive Vice       1997 $260,000  $  221,000   $ 43,592     $        0          0                 $ 20,800
 President & Alabama,        1996 $245,000  $  177,625   $ 37,243     $  647,441     18,955                 $ 19,900
 Tennessee & Georgia
 Banking Group Head
Candice W. Rogers            1998 $260,000  $  231,400   $ 51,172     $        0          0                 $ 15,600(5)
 Senior Executive Vice       1997 $240,000  $  204,000   $ 28,898     $        0          0                 $ 14,400
 President & Consumer        1996 $220,000  $  159,900   $ 51,106     $  647,441     18,955                 $ 13,200
 Banking Group Head

-------------------------------------------------------------------------------
(1) These amounts include tax gross-ups and perquisites such as club dues, auto allowances, supplemental long term disability insurance and financial planning assistance. In the case of Mr. Stephenson, this includes a one-time club initiation fee of $50,000.
(2) Amount is based on market value on date of grant. Dividends are paid on all restricted shares. The following table provides information about restricted shares unreleased as of December 31, 1998.

                          Aggregate # of
                         Restricted Shares                       Value Based on Year End
  Name                        Held(3)                            Stock Price of $45.625
  ----                   -----------------                       -----------------------
  Ritter                      212,445                                  $9,692,803
  Gibson                       29,643                                  $1,352,462
  Stephenson                   29,643                                  $1,352,462
  Mayer                        29,643                                  $1,352,462
  Rogers                       29,643                                  $1,352,462

None of the restricted awards listed in the Summary Compensation Table or in the Footnote Table above have a vesting schedule of less than three years.

(3) Amounts shown in these columns reflect the effects of three-for-two stock splits in 1997 and 1998.
(4) No payouts have yet been made under the long term incentive plan currently in place for the named executive officers, known as the 1997 Performance Incentive Plan. For further information about this plan, see the discussion on page 21.
(5) These amounts reflect Company Matching contributions to the AmSouth Thrift Plan and Supplemental Thrift Plan and payouts related to the former Profit Sharing Plan as shown below.

                                   Company                                          Former Profit
  Name                           Match Thrift                                       Sharing Plan
  ----                           ------------                                       -------------
  Ritter                           $42,000                                             $7,670
  Gibson                           $19,200                                             $    0
  Stephenson                       $19,200                                             $4,810
  Mayer                            $16,800                                             $5,200
  Rogers                           $15,600                                             $    0

In the case of Mr. Ritter, the amount shown in the Summary Compensation Table also includes the company's share of the annual premium paid in the amount of $34,155 for the split dollar life insurance under which he is covered. In the case of Mr. Stephenson, the amount shown in the Summary Compensation Table also includes relocation related payments in the amount of $34,164.

Stock Options and SARs

  No grants of stock options or stock appreciation rights were made during 1998 to any of the named executive officers.

Option Exercises and Holdings

  The following table provides information concerning the exercise of stock options during 1998 by the named executive officers and the unexercised stock options held by them at December 31, 1998.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                               Number of Securities            Value of Unexercised
                                                              Underlying Unexercised               In-the-Money
                                                                 Options/SARs at                 Options/SARs at
                                                                    FY-End(#)                       FY-End($)
                         Shares Acquired Value Realized(1) ---------------------------- ----------------------------------
          Name           on Exercise (#)        ($)        Exercisable / Unexercisable    Exercisable / Unexercisable(1)
------------------------ --------------- ----------------- ---------------------------    ------------------------------
C. Dowd Ritter..........      4,380          $148,778       197,037 /  0                 $6,023,589/ $ 0
Sloan D. Gibson, IV.....          0          $      0        61,872 /  0                 $1,920,255/ $ 0
E.W. Stephenson, Jr.....     10,586          $297,889        51,133 /  0                 $ 2,332,943/ $0
W. Charles Mayer, III...      4,187          $123,968        52,338 /  0                 $1,610,520/ $ 0
Candice W. Rogers.......          0          $      0        36,054 /  0                 $ 1,082,079/ $0

(1) Market value of underlying securities at exercise or year-end, as applicable, minus the exercise price.

Long Term Incentive Plan Awards

  The following table provides information regarding awards made in 1998 to the named executive officers pursuant to AmSouth's 1997 Performance Incentive Plan.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                            Estimated Future Payouts under
                           Number of      Performance or    Non-Stock - Price-Based Plans
                         Shares, Units, Other Period Until --------------------------------
                            or Other      Maturation or    Threshold   Target     Maximum
          Name             Rights(#)          Payout          ($)        ($)        ($)
        --------         -------------- ------------------ -------------------- -----------
C. Dowd Ritter..........      --            1999-2000      $ 437,619  $ 875,237 $ 1,750,474
Sloan D. Gibson, IV.....      --            1999-2000      $ 116,699  $ 233,397 $   466,794
E.W. Stephenson, Jr.....      --            1999-2000      $ 116,699  $ 233,397 $   466,794
W. Charles Mayer, III...      --            1999-2000      $ 116,699  $ 233,397 $   466,794
Candice W. Rogers.......      --            1999-2000      $ 116,699  $ 233,397 $   466,794

  Effective January 1, 1997, AmSouth adopted the 1997 Performance Incentive Plan for members of the Management Committee, including the named executive officers. Opportunities to receive cash payouts under the 1997 Performance Incentive Plan were granted in 1998. The amount of the eventual payments will depend on the achievement of certain earnings per share and return on equity goals by the end of 2000. Any payments will be made in February 2001. For a more detailed description of these grants, see the "1997 Performance Incentive Plan" section of the "Executive Compensation Committee Report on Executive Compensation" contained in this Proxy Statement.

Retirement Plan

  The following table shows the estimated annual benefits payable at normal retirement age (age 65) under AmSouth's qualified defined benefit Retirement Plan, as well as under a nonqualified Supplemental Retirement Plan. This supplemental plan provides benefits that would otherwise be denied participants under the qualified Retirement Plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to strengthen the competitiveness of AmSouth's overall executive compensation program. Participants vest in the plans after five years of service.

                              PENSION PLAN TABLE

                                                    Years of Service
                                        ----------------------------------------
Average Annual
Covered Compensation                      10       15      20      25      30
--------------------                    ------- -------- ------- ------- -------
$  200,000.............................  34,250   51,630  69,180  86,730 104,280
   300,000.............................  52,250  78, 630 105,180 131,730 158,280
   400,000.............................  70,250 105, 630 141,180 176,730 212,280
   500,000.............................  88,250 132, 630 177,180 221,730 266,280
   600,000............................. 106,250 159, 630 213,180 266,730 320,280
   700,000............................. 124,250 186, 630 249,180 311,730 374,280
   800,000............................. 142,250  213,630 285,180 356,730 428,280
   900,000............................. 160,250  240,630 321,180 401,730 482,280
 1,000,000............................. 178,250  267,630 357,180 446,730 536,280
 1,100,000............................. 196,250  294,630 393,180 491,730 590,280
 1,200,000............................. 214,250  321,630 429,180 536,730 644,280
 1,300,000............................. 232,250  348,630 465,180 581,730 698,280
 1,400,000............................. 250,250  375,630 501,180 626,730 752,280
 1,500,000............................. 268,250  402,630 537,180 671,730 806,280

  The benefits shown are not subject to any deduction for Social Security benefits or other offset amounts.

  The compensation covered by the combination of plans covering the named executive officers is the base salary plus bonus earned for the year by the executive. The amount of the retirement benefit is determined by the length of the retiree's credited service under the plans and the annual average covered compensation, which is the base salary plus bonus for the retiree for the highest five consecutive calendar years of earnings out of the last ten years worked. The full years of credited service under the plans for the named executive officers are as follows: Mr. Ritter: 26 years; Mr. Gibson: 6 years; Mr. Stephenson: 23 years; Mr. Mayer: 20 years; and Ms. Rogers: 4 years. For purposes of calculating the benefit provided under the plans, credited service in excess of 30 years is disregarded. Benefits shown are computed as a straight life annuity beginning at age 65.

Stock Ownership Guidelines for Officers

  AmSouth has adopted common stock ownership guidelines for the officers who are members of its corporate Management Committee. Ownership targets are expressed as a multiple of salary and are as follows: (i) executive vice presidents: one times salary; (ii) senior executive vice presidents and above who are not directors: three times salary; and (iii) officers who are directors: five times salary. Shares considered owned include individually owned shares, restricted shares of AmSouth stock, shares credited to deferral accounts under AmSouth's Deferred Compensation Plan and benefit plan investments in AmSouth stock. All of the members of the Management Committee have met their ownership targets.

Compensation of Directors

  Fees

  Non-employee directors of AmSouth are paid a fee of $4,000 per calendar quarter ($4,750 for Committee Chairmen) during which the director has served. In addition, each such director is paid a fee of $1,500 for each meeting of the Board and $800 for each committee meeting which the director attends. Individual directors may, at their option, elect to defer the receipt of directors' fees, and the deferred amounts are deemed invested in AmSouth common stock. All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to invest these fees in Deferred Stock of AmSouth.

  Director Stock Purchase Program

  Under AmSouth's Director Stock Purchase Program, directors who own less than 5,000 shares of AmSouth stock and are not within three years of scheduled retirement from the Board are required to use at least one quarterly retainer each 15 months to purchase AmSouth stock. This requirement may also be fulfilled by the deferral of fees that are invested in Deferred Stock as described in "Fees" above.

  Director Restricted Stock Plan

  Each non-employee director of AmSouth is a participant in the Director Restricted Stock Plan. Each such director who was a member of the Board of Directors on April 20, 1995 (the effective date of the Plan) was granted 1,000 shares of restricted stock on such date, except that each director who was scheduled to retire from the Board under the Board's retirement policy prior to April 1, 2000 (the Plan's termination date) was granted 200 shares of restricted stock for each remaining year of service as a director. The Plan provides that 200 shares granted to each director will vest on April 1 of each of the years 1996 through 2000. Adjustments are made in outstanding shares for stock splits and similar corporate events.

  Each person who first becomes a non-employee director after April 20, 1995 will be granted 16.67 shares of restricted stock for each calendar month or fraction thereof from the director's election to the following March 31 (rounded to the nearest whole share), plus 200 shares for each subsequent Plan Year (April 1--March 31) until the earlier of April 1, 2000 or the director's scheduled retirement date. The product of 16.67 shares times the number of full and partial calendar months from the director's election to the following March 31 (rounded to the nearest whole share) will vest on the April 1 following such election, and 200 shares will vest on each April 1 thereafter through the earlier of April 1, 2000 or the date on which all shares have vested.

  All shares of restricted stock will vest immediately upon the director's death or disability. At the time the restricted stock vests, the director is entitled to receive a cash tax-offset "supplemental payment" in an amount equal to the amount necessary to pay the federal and state income tax payable with respect to both the vesting of the restricted stock and receipt of the supplemental payment, assuming the director is taxed at the maximum effective tax rate. If a director leaves the Board of Directors before all of the director's shares of restricted stock have vested, the unvested shares will be forfeited, except for those shares that were scheduled to vest on the next April 1, which will vest upon the director leaving the Board.

  Stock Option Plan for Outside Directors

  Each non-employee director of AmSouth is a participant in the Stock Option Plan for Outside Directors. The Plan provides that each year such directors will each be awarded options to purchase 2,500 shares of AmSouth common stock at the fair market value of such stock on the date the options are granted. The options become exercisable approximately one year after date of grant. Options that are not yet exercisable become exercisable upon the death, retirement or disability of a director. The first awards of options are scheduled to occur in April 1999.

Employment Contracts and Termination of Employment Agreements

  Employment Agreement

  AmSouth has entered into an Employment Agreement (the "Agreement") with Mr. Ritter. The Agreement has an initial term of three years, but contains automatic renewal provisions, such that the remaining term of the Agreement at any given time will be three years. The Agreement provides that Mr. Ritter will be paid the following compensation: a base salary not less than his base salary on January 1, 1998, and as it may be increased from time to time; the opportunity to earn a bonus under AmSouth's Executive Incentive Plan and to participate in AmSouth's long term incentive compensation programs at a level commensurate with his position; retirement benefits not less than those provided under AmSouth's Supplemental Retirement and Supplemental Thrift Plans; AmSouth's normal employee benefits, commensurate with his position; perquisites suitable to his position with AmSouth; and reimbursement of certain expenses incurred in performing his duties.


  If Mr. Ritter's employment is terminated by AmSouth for reasons other than death, disability, retirement or "Cause" (as defined) or if he terminates his employment for "Good Reason" (as defined): (A) he is entitled to be paid a lump sum cash payment equal to the following: (i) the number of years remaining in the term of the Agreement multiplied by base salary, bonus, long term incentive grant value and certain other compensation, all based on compensation amounts paid in prior periods or, in certain cases, the current actual bonus opportunity, if greater; (ii) certain compensation otherwise payable for the year in which termination occurs; and (iii) the amount of other benefits accrued under AmSouth's Supplemental Retirement Plan and Supplemental Thrift Plan; and (B) AmSouth will under certain circumstances continue health and welfare benefit coverage for the number of years remaining in the term of the Agreement at the same cost and terms as of the date of termination. All unvested stock awards will vest on the date of termination, except in the case of a termination for "Cause." AmSouth will also reimburse Mr. Ritter for certain excise taxes that he may be obligated to pay as a result of receiving payments under the Agreement.

  Executive Severance Agreements

  AmSouth has also entered into an Executive Severance Agreement (the "ESAs") with each of the named executive officers, other than Mr. Ritter, whose employment agreement is described above. The ESAs have terms of three years, but are automatically extended for one additional year at the end of the initial term and each subsequent year unless, within 12 months prior to the end of the term, AmSouth gives notice to the executive that the term of the ESA will not be extended. However, if a "Change in Control" (as defined) occurs while the ESA is in effect, the ESA will remain in effect for the longer of (i) 24 months beyond the month in which the Change in Control occurred or (ii) until all obligations of AmSouth are fulfilled and all benefits paid to the executive. The ESAs provide that the executive will be paid certain severance benefits if a Change in Control occurs and within 24 months thereafter the executive's employment is terminated under circumstances described in the ESAs. The ESAs also provide that if an employment termination arises in connection with or in anticipation of a Change in Control, the executive's rights will be the same as if the termination had occurred within two years following a Change in Control.

  The severance benefits payable under the ESAs are as follows: (i) an amount equal to the "Severance Multiplier", multiplied by base salary, bonus, long term incentive grant value and certain other compensation, all based on compensation amounts paid in prior periods or, in certain cases, the current actual bonus opportunity, if greater; (ii) certain compensation otherwise payable for the year in which the termination occurs; (iii) continuation of benefits pursuant to welfare benefit plans under certain conditions; and (iv) lump sum cash payments of certain other benefits accrued by the executive under AmSouth's Supplemental Retirement Plan, Supplemental Thrift Plan and relocation policy. The "Severance Multipliers" are 3.0 for all of the named executive officers. In certain circumstances, the executive may be compensated for excise taxes that will be due as a result of the payment of benefits.

Information with Respect to Executive Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  The following directors currently serve as members of the Executive Compensation Committee of AmSouth's Board of Directors and also served on the Committee during 1998:

                Ronald L. Kuehn, Jr. (Chairman)
                J. Harold Chandler
                Elmer B. Harris
                James R. Malone
                Herbert A. Sklenar

  C. Dowd Ritter, Chairman, President and Chief Executive Officer of AmSouth serves as a director of Alabama Power Company, and Elmer B. Harris, President and Chief Executive Officer of Alabama Power Company, serves as a member of the Executive Compensation Committee of AmSouth.

Executive Compensation Committee Report on Executive Compensation

  Introduction and Overall Philosophy

  The Executive Compensation Committee (the "Committee") of AmSouth Bancorporation's Board of Directors is composed of five non-officer directors. The Committee oversees AmSouth's executive compensation program, and is specifically responsible for evaluating and approving compensation plans, payments and awards for AmSouth's most senior executives under this program. During 1998, the Committee held three meetings.

  In discharging this responsibility, the Committee has for a number of years used the services of compensation consultants as a resource, including to assist in the development of the current AmSouth executive compensation plans.

  The following comments are applicable to executive officers of AmSouth (the ten members of the corporate Management Committee), including the Chief Executive Officer and the named executive officers.

  Executive Compensation Program

  AmSouth's executive compensation program has as its stated purpose to attract, reward, retain and motivate the strong leadership necessary to achieve, over time, superior financial performance. There are three components to the program: base salary, short term incentives and long term incentives.

  Base salary provides the foundation for executive pay; its purpose is to compensate the executive for performing his or her basic duties. The short term incentive program is intended to provide rewards for favorable short term performance. The purpose of the long term incentive program is to provide incentives and rewards for long term performance and to motivate long term thinking.

  AmSouth provides total compensation opportunities for executives generally based on a comparison with the practices of a group of Peer Banks as hereinafter defined. Within this framework, the opportunities are designed with both an external and internal focus. Externally, the intent is to correlate the compensation opportunities with AmSouth's performance ranking among the Peer Banks. Internally, the intent is to correlate the opportunities with AmSouth's performance results achieved as compared to the short and long term goals set.

  The Peer Bank group utilized by AmSouth includes U.S. commercial banks with total assets ranging from one-half to twice AmSouth's asset size, for which compensation data is available. The Committee believes this is an appropriate comparison group for AmSouth, both for purposes of establishing competitive levels of compensation and to compare relative performance. The group is large enough to provide a valid comparison both for compensation and performance. For purposes of the stock performance graph comparison contained in this Proxy Statement, AmSouth has compared itself to the performance of the S&P Regional Bank Index because it is a conveniently referenced, published index. However, AmSouth believes that a more select peer group is appropriate for purposes of establishing executive compensation.

  Base Salary

  AmSouth's salary ranges are set so that their midpoints are at the average of the Peer Banks, as those banks are represented in various salary surveys to which AmSouth has access.

  Progress within a particular executive's salary range, and thus annual base salary increases, are determined based on:

    Projected base salary increases in the banking industry in general; and

    The individual's experience, tenure, and individual performance each year.

  Base salary adjustments for the ten members of the corporate Management Committee are approved by the Committee and, with respect to the named executive officers, the base salaries earned are reflected in the Summary Compensation Table for 1998. In general, base salaries for executive officers are at the average of the Peer Banks.

  Short Term Incentive Program

  AmSouth's primary short term incentive plan for its senior managers, the Executive Incentive Plan, calls for the establishment of annual goals for the overall Corporation and each business unit. Corporate performance is determined by the Committee's evaluation of the year's results against the annual goals approved by the Committee. Goals for objective performance measurement purposes under the plan may include one or more of the following weighted at appropriate levels for a given performance year:

                Earnings per Share
                Return on Average Assets
                Return on Average Equity
                Credit Quality Measures
                Efficiency Ratio
                Loan Growth
                Deposit Growth
                Non-Interest Revenue Growth

  The organizational focus and weighting for the purpose of goal setting and evaluation varies depending on the Executive Incentive Plan participant category. Currently, the participants are the ten members of the corporate Management Committee. Payments for Officer/Directors (currently only Mr. Ritter) are based solely on the Corporation's performance against goals. Other senior executives' payments are based primarily on the Corporation's performance and secondarily on their respective unit's performance against goals.

  Each participant has a "base bonus opportunity," expressed as a percentage of base pay associated with the achievement of goals. The base bonus opportunities are established by analyzing the practices of the previously referenced Peer Banks as represented in available surveys. Under the Executive Incentive Plan, these targeted payment percentages differ depending on various participant levels and positions held, and for the 1998 performance year ranged from 40% up to 65%.

  The actual payout percentage can range from 0% to 200% of the base bonus opportunity based on a rating from 0.0 to 2.0 as determined by an evaluation of performance results against goals. The Committee may exercise downward discretion from these amounts. Payouts under the Executive Incentive Plan will be made in cash, and a participant can defer his or her payout by making a written election to do so prior to the Plan Year in accordance with the AmSouth Bancorporation Deferred Compensation Plan. Amounts deferred are deemed invested in AmSouth stock and payouts are made in AmSouth stock.

  The Executive Incentive Plan has been approved by the shareholders, and, therefore, all amounts paid under this Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code") and will be tax deductible.

  In addition, the Committee has the ability to make supplemental bonus awards in addition to those made under the Executive Incentive Plan.

  Long Term Incentive Program

  1997 Performance Incentive Plan

  The 1997 Performance Incentive Plan (PI Plan) permits the granting of cash-based, long term incentive opportunities. The objectives of the PI Plan are
(i) to optimize AmSouth's profitability and growth through incentives which are consistent with the Corporation's objectives and which link the interests of Participants to those of the Corporation's shareholders, (ii) to provide participants with an incentive for excellence in individual performance and
(iii) to promote teamwork among participants. The PI Plan is further intended to reinforce certain strategic business needs and financial performance goals in ways which are not currently supported by the Company's 1996 Long Term Incentive Compensation Plan.

  The PI Plan was initially utilized to focus AmSouth's most senior officers (the ten members of the corporate Management Committee) on the Corporation's three-year strategic plan established in 1997. This strategic plan has, as its foundation, aggressive earnings per share (EPS) and return on equity (ROE) goals. The PI Plan grants establish cash payouts which may be earned at varying levels of EPS and ROE achieved over the three years from 1997 through 1999. Cash award opportunities were granted effective January 1, 1997.

  In connection with their grants under the PI Plan, the ten members of the corporate Management Committee made open-market share purchases of AmSouth stock (up to individually set limits). Their open-market purchases are required to be held for six years and were matched share-for-share with restricted stock which vests at retirement. The PI Plan cash award opportunities described above have been set such that, depending upon the level of performance achieved by AmSouth, cash payments received under the PI Plan at the end of the performance period might be less than, equal to, or more than the cost of the executives' stock purchases.

  In September 1998 additional cash incentive opportunities were awarded to members of the Management Committee under the PI Plan. These opportunities provide for cash payments to be made in February 2001 if specified newly established ROE and EPS goals are attained during 1999-2000.

  The objective of the PI Plan grants is not only to reinforce aggressive strategic goals, but to build stock ownership among AmSouth's senior officers and to establish an appropriate balance of risk and reward for these executives. The initial grant under the PI Plan greatly increased stock ownership (half of which was through use of the executives' own funds), created focus on shareholder value, and aligns executive interests more directly with the bank's three-year EPS and ROE financial goals. The subsequent cash award opportunity continues the executives' focus on attaining aggressive EPS and ROE goals. Because the PI Plan has been approved by shareholders, amounts which may be earned under the PI Plan will qualify as performance-based compensation under Section 162(m) of the Code.

  1996 Long Term Incentive Compensation Plan

  AmSouth's 1996 Long Term Incentive Compensation Plan (the "1996 LTIP") was approved by shareholders in 1996 and is qualified under Section 162(m) of the Code. Its primary purpose is to promote the long term success of AmSouth and its subsidiaries by providing financial incentives to key employees who are in positions to make significant contributions toward such success.

  The 1996 LTIP is a key component of executive compensation, and two types of long term incentives were utilized under it in 1998: stock options and restricted stock grants. As described below, the 1996 LTIP links executives' interests directly to the interests of shareholders in two ways:

    The greater the increase in stock value, the greater the reward to the executive under both types of incentives; and

    The number of shares of restricted stock granted increases as AmSouth's long term performance against the Peer Banks improves.

  AmSouth develops its grant sizes for stock options and restricted stock first by determining the average of the total stock-based long term incentive opportunities provided to executives in similar positions at the Peer Banks. This calculation is made with the help of an outside consultant. Market data on the Peer Banks is limited to that available in surveys to which AmSouth has access.

  Then, the Committee delivers one-half of that value in the form of stock options and one-half in the form of a target restricted stock opportunity that is based on AmSouth's performance against the Peer Banks. (The actual restricted stock award may differ from the target opportunity depending on performance, as discussed below.) The Committee believes this strikes an appropriate balance between incentives for future performance and rewards for past performance.

  Stock Options

  Stock options are granted for two primary reasons. First, the Committee believes that they align executive pay with shareholders' interests, since no rewards are realized unless the stock value increases. Second, they are the most prevalent type of long term incentive at the Peer Banks, and the issuance of options enables AmSouth to be competitive in that respect.

  The options to purchase AmSouth stock that were granted in 1998 were issued at 100% of the fair market value of AmSouth common stock on the date of the grant, became exercisable one year after date of grant, and expire ten years after the date of grant, except in the cases of death, disability, retirement, and change in control. In these cases the options vest immediately and must be exercised within certain specified periods following any one of the events noted above. In the case of voluntary termination or involuntary termination without cause, outstanding vested options must be exercised within a specified time period. In the case of termination for cause, all outstanding options are forfeited. To the extent possible under the Code, such options qualify as "incentive stock options" under Section 422(a) thereof.

  No stock options were granted to the members of the Management Committee in 1998.

  Restricted Stock

  Most of the restricted stock grants made in 1998 were based on the percentile ranking of AmSouth's prior three-year total shareholder return
(TSR) against the Peer Banks. A formula was developed that provides a particular grant based on the percentile level of performance. The better the performance, the larger the grant size. Grant sizes can range from 0% to 200% of an average market grant. One hundred percent of an average market grant would result if AmSouth's performance is at the 50th percentile of the Peer Banks' performance results.

  For the three years ending with 1997 (the measurement period for grants made in 1998), AmSouth's TSR performance was at the 50th percentile of the Peer Banks. This resulted in restricted stock grants at 100% of the targeted Peer Bank average. In addition, a limited number of special restricted stock grants were made in 1998 primarily to attract new executives to AmSouth. No shares of restricted stock were granted to the members of the Management Committee in 1998.

  For the restricted stock grants made in 1998, the stock will be held by the Corporation for three years before it is released to the executive, except in the cases of death, disability, retirement and change in control. In these cases, the restricted stock will vest immediately. Executives receive dividends on their shares and experience the impact of stock price decreases and the rewards of stock price increases throughout the restriction period. Thus, executives are encouraged to think in ways that promote corporate performance and enhance the total value received by shareholders. These shares also serve as a positive incentive to encourage key officers to remain with the Corporation, since the stock is forfeited if the executive leaves prior to the end of the restriction period.

  Chief Executive Officer Compensation

  Mr. Ritter has served as President and Chief Executive Officer since January 1, 1996, and Chairman, President and Chief Executive Officer since September 1, 1996. Mr. Ritter's salary was increased from $640,000 to $700,000 effective January 1, 1998 based on the Committee's assessment of his and AmSouth's overall performance. Based on market studies available to the Committee, the Committee believes Mr. Ritter's current salary is somewhat below the median salary paid by comparable companies.

  Mr. Ritter was paid a total short term incentive of $1,092,000 for 1998 (paid in 1999), compared to $900,000 for 1997 (paid in 1998). The 1998 incentive was composed of an award equal to 200 percent of his base bonus opportunity under the Executive Incentive Plan of $910,000 and a supplemental award for extraordinary performance of $182,000 not under the Executive Incentive Plan. These amounts were earned given AmSouth's performance in excess of pre-established goals for 1998. Mr. Ritter did not receive any grants under the 1996 LTIP in 1998. However, Mr. Ritter has received cash incentive opportunity awards under the 1997 PI Plan and a corresponding restricted stock grant under the 1996 LTIP in 1996.

  Conclusion

  The Committee believes that under the AmSouth Executive Compensation Program, executive officers' compensation generally has been commensurate with AmSouth's financial performance and total value received by its shareholders. The Committee reviews the program on an ongoing basis and will make modifications as needed to continue to meet AmSouth's business and compensation objectives with the ultimate goal of maximizing long term shareholder value.

  Submitted by the Executive Compensation Committee of the AmSouth Bancorporation Board of Directors:

                Ronald L. Kuehn, Jr. (Chairman)
                J. Harold Chandler
                Elmer B. Harris
                James R. Malone
                Herbert A. Sklenar

Performance Graph

  Set forth below is a graph comparing the yearly percentage change in the cumulative total return of AmSouth's common stock against the cumulative total return of the S&P 500 Index and the S&P Regional Bank Index for the last five years. It assumes that the value of the investment in AmSouth common stock and in each index was $100.00 and that all dividends were reinvested.


[GRAPH APPEARS HERE]
                                       AmSouth Stock Performance
                               5 Year Cumulative Total Return Comparison
                               AmSouth, S&P 500 & S&P Regional Bank Index

Measurement period      Measurement PT -
(Fiscal Year Covered)   12/31/93          FYE 12/31/94  FYE 12/31/95  FYE 12/31/96  FYE 12/31/97  FYE 12/31/98
---------------------   ----------------  ------------  ------------  ------------  ------------  ------------
AmSouth                 $100              $ 86          $142          $176          $305          $393
S&P 500                 $100              $101          $139          $171          $228          $294
S&P Regional Bank       $100              $ 94          $149          $203          $306          $338


  The information provided under the headings "Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to liabilities of Section 18 of the Securities Exchange Act of 1934 and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION--INCREASE IN AUTHORIZED COMMON STOCK

  Under this proposal, Section IV of the Restated Certificate of Incorporation would be amended to increase the authorized common stock of AmSouth, $1.00 per share par value, from 200,000,000 shares to 350,000,000 shares.

  Of the 200,000,000 shares of common stock presently authorized, as of February 16, 1999 there were 118,370,558 shares issued and outstanding and 16,718,624 treasury shares, leaving 64,910,818 shares authorized but unissued. The Board of Directors believes it advisable to increase the authorized number of shares of common stock because the existing available shares may be insufficient for issuance from time to time for purposes which the Board may determine to be in the interests of AmSouth. These purposes would include providing shares for: possible future acquisitions, possible future stock splits or stock dividends, possible future conversion of convertible securities, employee benefit and dividend reinvestment plans and other general corporate purposes related to the development and expansion of AmSouth. There are no present plans, arrangements or understandings concerning issuance of the additional shares of common stock sought to be authorized. If approved, the newly authorized shares of common stock could be issued by the Board at such times, for such purposes and for such consideration as it may deem advisable and without further shareholder approval. Such shares would have no preemptive or cumulative voting rights. When issued, the shares of common stock would have attached to them preferred stock purchase rights under AmSouth's Stockholder Protection Rights Agreement (subject to the limits set forth in the Stockholder Protection Rights Agreement, including the earlier expiration or redemption of the rights).

  The proposed increase in authorized common stock could be viewed as having anti-takeover effects. These effects, however, are not the purpose of the proposed increased authorization. Although the Board has no present intention of doing so, the authorized and unissued shares could be issued (within the limits imposed by applicable law and the rules of any stock exchange on which the shares are traded), by private placement or otherwise, without the need for any action by shareholders, in one or more transactions that could make more difficult, discourage or thwart attempts by third parties to gain control of AmSouth if the Board of Directors did not approve of such attempted takeover. AmSouth has also authorized 2,000,000 shares of unissued and undesignated preferred stock. It should be noted that the voting, conversion and other substantive rights to be accorded to any new series of preferred stock remain to be fixed by the Board of Directors. Accordingly, for example, if the Board so authorized, the holders of preferred stock may be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions in circumstances where Delaware law does not require such class vote. Potentially, the preferred stock could be used to create voting impediments or economic disincentives to frustrate persons seeking to effect a merger or to gain control of AmSouth on a non-negotiated basis by means of a tender offer, proxy contest or otherwise. In connection with the foregoing, it should be noted that certain companies have issued preferred shares or warrants to acquire preferred or common shares as a dividend to the holders of their common shares with terms designed to discourage or defeat partial or two-tier acquisition proposals, which may serve to deter third parties from making offers to acquire the company without the approval of its Board of Directors. The authorized and unissued preferred stock and common stock of AmSouth could be used for such purpose. The full text of Section IV, as amended, would be as follows:

"Section IV: Capital Stock

(a) The total number of shares of all classes of capital stock which the corporation shall have authority to issue is three hundred fifty-two million (352,000,000) of which three hundred fifty million (350,000,000) shares of the par value of $1.00 per share are to be of a class designated "Common Stock," and two million (2,000,000) shares without par value are to be of a class designated "Preferred Stock." The Preferred Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors, either in whole or in part in one (1) or more series. There is hereby expressly granted to and vested in the Board of Directors authority to fix and determine by resolution the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights, and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. A certificate setting forth a copy of each such resolution or resolutions and the number of shares of stock of each such class or series may be executed, acknowledged, filed, and recorded in accordance with Delaware General Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares thereof then outstanding), by a certificate likewise executed, acknowledged, filed, and recorded setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions.

(b) The number of authorized shares of any class, including Preferred Stock, may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote without the separate vote of holders of Preferred Stock voting as a class."

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

VOTING PROCEDURES

  Under the Delaware General Corporation Law (the "DGCL") and AmSouth's Bylaws, the presence in person or by proxy of a majority of the outstanding shares of common stock is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. For these purposes, shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the DGCL (i) the directors standing for election must be elected by a plurality of the shares of common stock present, in person or by proxy, at the Annual Meeting, (ii) the proposed Amendment to the Restated Certificate of Incorporation to authorize the issuance of additional shares must be approved by the holders of a majority of the outstanding shares of common stock, and (iii) any other action to be taken must be approved by the vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes will not have an effect on the outcome of the election of directors, but abstentions and broker non-votes will in effect count as "no" votes with respect to the proposed Amendment to the Restated Certificate of Incorporation.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The independent public accounting firm selected by the Board of Directors for the calendar year 1999 is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

MISCELLANEOUS INFORMATION

Shareholder Proposals

  In order to be included in the proxy materials for AmSouth's 2000 Annual Meeting, shareholder proposals submitted to AmSouth in compliance with Securities and Exchange Commission ("SEC") Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company's proxy statement) must be received in written form at AmSouth's executive offices on or before November 11, 1999. Pursuant to SEC Rules 14a-4 and 14a-5 (which concern the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation outside of the processes of Rule 14a-8) shareholders are advised that under the advance notice provisions of AmSouth's bylaws a shareholder proposal will be considered untimely, with respect to the 2000 Annual Meeting if received by AmSouth after February 15, 2000. For more information on the advance notice provisions of AmSouth's bylaws see "Nominations for Directors," below.

Nominations for Directors

  AmSouth's Bylaws require shareholders who wish to submit to the Annual Meeting of Shareholders nominations of persons for election to the Board of Directors to follow certain procedures. The shareholder must give notice in writing of the nomination to the Secretary of AmSouth at its office at 1400 AmSouth-Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the first anniversary of the preceding year's Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be delivered not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by AmSouth. The shareholder must be a shareholder of record at the time the notice is given. The shareholder's notice must set forth (a) as to each nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to

Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including the nominee's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected) and
(b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder, as they appear on AmSouth's books, and of such beneficial owner and (ii) the number and class of shares of AmSouth owned of record and beneficially by such shareholder and such beneficial owner.

                         Please Detach Proxy Card Here
--------------------------------------------------------------------------------

                            AMSOUTH BANCORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Stephen A. Yoder, John W. Hopper and Carl L. Gorday, and each of them, proxies with full power of substitution to vote all of the shares of common stock of AmSouth Bancorporation held of record by the undersigned at the Annual Meeting of Shareholders to be held on Thursday, April 15, 1999, and at any adjournments thereof. This card also provides voting instructions for shares held in the AmSouth Bancorporation Thrift Plan and the AmSouth Bancorporation Dividend Reinvestment and Common Stock Purchase Plan, and held of record by the trustee and agent of such plans. If no directions are given, the proxies will vote for the election of all nominees and for the amendment of the restated certificate of incorporation. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, and (ii) on any other matter that may properly come before the meeting.

                     (Continued and to be dated and signed on the reverse side.)

                                        AMSOUTH BANCORPORATION
                                        P.O. BOX 11087
                                        NEW YORK, N.Y. 10203-0087

                                                   Please Detach Proxy Card Here
------------------------------------------------------------------------------------------------------------------------------------
    [______]

The Board of Directors recommends
a vote "FOR" Items 1 and 2.

Proposal 1. Election of Directors          FOR all nominees  [_]          WITHHOLD AUTHORITY to vote     [_]        *EXCEPTIONS  [_]
                                           listed below                   for all nominees listed below

Nominees:  J. Harold Chandler, James E. Dalton, Jr., Elmer B. Harris, James R. Malone
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           -------------------------------------------------------------------------------------------------------------------------

Proposal 2. Directors' Proposal - Approve the Amendment to the Restated Certificate
            of Incorporation to increase Authorized Common Stock.                   FOR  [_]      AGAINST [_]       ABSTAIN [_]


                                                                                          Change of Address and  [_]
                                                                                          or Comments Mark Here

                                                                   Please sign exactly as name or nominee appear on this proxy.
                                                              When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title.
                                                                             If more than one trustee, all should sign.

                                                              Dated:                                                          19
                                                                     --------------------------------------------------------   ----

                                                    |         ----------------------------------------------------------------------
                                                    |                                 Signature of Shareowner
                                             _______
                                                              ----------------------------------------------------------------------


Mark, Sign, Date and Return the Proxy Card Promptly          Votes must be indicated
Using the Enclosed Envelope.                                 (X) in Black or Blue ink.     [_]
------------------------------------------------------------------------------------------------------------------------------------
                                                        Please Detach Here
                                          You Must Detach This Portion of the Proxy Card
                                           Before Returning It in the Enclosed Envelope